UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 8, 2007

DIGICORP, INC.
(Exact name of registrant as specified in its charter)

Commission file number 000-33067

Delaware	87-0398271
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification No.)

4143 Glencoe Avenue, Unit B
Marina Del Rey, CA	90292
(Address of principal	(Zip Code)
executive offices)

Registrant’s telephone number, including area code: (310) 728-1450

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant.

(a) Effective as of May 8, 2007, Digicorp, Inc. (the “Company”) dismissed Squar, Milner, Peterson, Miranda & Williamson, LLP (“Squar Milner”), as the principal independent accountants of the Company.

For the past two fiscal years, the reports of the former independent accountants, Squar Milner, contained no adverse opinion, disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles, except for a “going concern” opinion issued in its report for the years ended December 31, 2006 and 2005.

During the Company’s two most recent fiscal years and any subsequent interim period preceding the date hereof, there were no disagreements with the former accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountants would have caused it to make reference to the subject matter of the disagreements in connection with its report.

During the Company’s two most recent fiscal years and any subsequent interim period preceding the date hereof, there were no reportable events (as described in paragraph 304(a)(1)(iv)(B) of Regulation S-B), except that in both years, letters were received from its independent accountants indicating that there were material weaknesses in the Company’s internal controls. In their letter dated May 8, 2007 to the Company, Squar Milner advised the Company that during its audit of the financial statements of the Company as of December 31, 2006, Squar Milner noted the following significant deficiencies  involving internal control and its operation that it considers in aggregate to be material weaknesses: inadequate staffing and oversight of accounting department; absence of appropriate policies, procedures and effective controls related to the review and approval of transactions, and timely reconciliation of general ledger account activity and balances; absence of policies, procedures and effective controls related to the financial close process and preparation of financial statement and disclosures; and inadequate documentation and support for certain transactions. Squar Milner also noted in same letter that the above noted weaknesses did not result in any adjustments during the audit of the December 31, 2006 financial statements. The Company has made addressing such deficiencies or material weaknesses a high priority. The Company’s Audit Committee has discussed the foregoing matters with Squar Milner. The Company fully intends to improve our internal control over financial reporting through the hiring of full time accounting staff, increased independence of the accounting department, continued training of our accounting staff, working closely with independent accountants, and with the continued commitment of management to constantly strive for the improvement of our accounting policies, procedures and financial controls. Our management will work with our auditors and other outside advisors to ensure that our controls and procedures are adequate and effective. We are confident that this effort will be sufficient to fully remedy these deficiencies or material weaknesses and better position the Company for growth. The Company has authorized Squar Milner to respond fully to any inquiries of Tarvaran, Askelson & Company, LLP concerning said matters.

The Company has requested Squar Milner to furnish it a letter addressed to the Commission stating whether it agrees with the above statements. A copy of that letter, dated May 21, 2007, is filed as Exhibit 16.1 to this Form 8-K.

(b) Effective as of May 8, 2007, the Company engaged Tarvaran, Askelson & Company, LLP (“Tarvaran Askelson”), as its principal independent accountants to audit the financial statements of the Company. The change in the Company’s independent accountants was approved by the Company’s Audit Committee.

During the Company’s two most recent fiscal years, and any subsequent period prior to engaging Tarvaran Askelson, neither the Company nor, to the best of the Company’s knowledge, anyone acting on the Company’s behalf, consulted Tarvaran Askelson regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and either a written report was provided to the Company or oral advice was provided that the new accountant concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was subject of a disagreement with the former accountant or a reportable event (as described in paragraph 304(a)(1)(iv) of Regulation S-B).

The Company has provided Tarvaran Askelson with a copy of the disclosures set forth in this Current Report on Form 8-K, and has provided Tarvaran Askelson with the opportunity to furnish the Company with a letter addressed to the Commission containing any new information, clarification of the Company’s expression of its views, or the respects in which it does not agree with the statements made by the Company herein. Tarvaran Askelson has represented to the Company that it is in agreement with the disclosures herein and that it will not be submitting a letter to the Company.

Item 9.01  Financial Statements and Exhibits.

List below the financial statements, pro forma financial information and exhibits, if any, filed as part of this report.

Exhibits:	Page

16.1	Letter re change in certifying accountant 5

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGICORP, INC.
(Registrant)

Date: May 21, 2007	By:	/s/ Jay Rifkin
Name: Jay Rifkin
Title: Chief Executive Officer